Exhibit 2.1

AMENDMENT NO. 1

to

AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 1 (this “Amendment”) dated July 21, 2014 to the Agreement and Plan of Reorganization dated January 22, 2014 (the “Agreement”) is by and between BancorpSouth, Inc., a corporation organized and existing under the laws of Mississippi (“BancorpSouth”), and Central Community Corporation, a corporation organized and existing under the laws of Delaware (the “Company”). Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Agreement.

WHEREAS, BancorpSouth and the Company have heretofore entered into the Agreement, which provides for, among other things, the merger of the Company with and into BancorpSouth, with BancorpSouth surviving (the “Merger”), upon the terms and conditions set forth therein; and

WHEREAS, pursuant to the Agreement, BancorpSouth filed applications with Governmental Bodies to approve the Merger (the “Applications”); and the approval of the Applications has been delayed; and

WHEREAS, BancorpSouth and the Company desire to amend the Agreement in accordance with Section 13.4 thereof as provided below;

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BancorpSouth and the Company hereby agree as follows:

1. Amendment of Agreement.

(a) Minimum Equity Capital. The Agreement is hereby amended by replacing “$109,250,000” in both places in which it appears in Section 2.3(a) thereof with “$100,000,000”.

(b) Pricing Floor. The Agreement is hereby amended by adding the following as new Section 2.3(c) thereto:

“(c)(i) In the event that the Average Closing Price is less than $22.42, but greater than $17.94, then BancorpSouth shall be obligated to increase the Per Share Cash Consideration so that as a result of such increase the Aggregate Merger Consideration based on the Average Closing Price, shall be no less than $191,045,000.

(ii) In the event that the Average Closing Price is less than or equal to $17.94, then the Company shall be entitled either to (A) terminate this Agreement pursuant to Section 9.1(g) or (B) instruct BancorpSouth in writing, which instruction shall obligate BancorpSouth, to increase the Per Share Cash Consideration so that as a result of such increase the total Per Share Cash Consideration shall be no less than $61,009,000, subject to reduction as contemplated in Section 2.3(a). If the Company instructs BancorpSouth to adjust the Per Share Cash Consideration as provided in this Section 2.3(c)(ii), the Company shall no longer have the right to terminate this Agreement pursuant to Section 9.1(g).”

(c) Pricing Floor Termination Right. The Agreement is hereby amended by adding the following as new Section 9.1(g) thereto:

“(g) This Agreement may be terminated at any time prior to the Effective Time by the Company if, and to the extent, provided in Section 2.3(c)(ii).”

(d) D&O Insurance. The Agreement is hereby amended by replacing “four (4)” in Section 5.8 thereof with “three (3)”.

(e) Loan Loss Reserve. The Agreement is hereby amended by replacing “$14,519,000” in Section 5.9 thereof with “$8,500,000”.

(f) Confidentiality Agreement. The Agreement is hereby amended by replacing “[—], 2013” in Section 7.2 thereof with “July 8, 2014”.

(g) Extension. The Agreement is hereby amended by deleting Section 9.1(a)(iii) thereof in its entirety and replacing it with the following:

“(iii) the Effective Time has not occurred on or before June 30, 2015, or such later date as has been approved in writing by the Boards of Directors of BancorpSouth and the Company; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date;”

(h) Additional Termination Event. The Agreement is hereby amended by adding the following as new Section 9.1(h) thereto:

“(h) This Agreement may be terminated by the Company on or after February 28, 2015, if BancorpSouth does not have a merger application on file with the FDIC or the Federal Reserve Board.”

(i) Company Termination Fee and Expenses.

(1) The Agreement is hereby amended by replacing “Except as provided in Section 9.3” in Section 9.2 thereof with “Except as provided in Section 9.3 and Section 9.4”.

(2) The Agreement is hereby amended by adding the following new Section 9.4 thereto:

“Section 9.4 Company Termination Fee and Expenses. To compensate the Company for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by the Company, the Company and BancorpSouth agree as follows:

(a) Provided that the Company is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by BancorpSouth specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by: (i) the Company or BancorpSouth pursuant to Section 9.1(a)(ii) (by reason of a disapproval by a Government Body), (ii) the Company or BancorpSouth pursuant to Section 9.1(a)(iii) and the Closing has not occurred on or prior to September 30, 2015, (iii) the Company pursuant to Section 9.1(h), or (iv) BancorpSouth pursuant to Section 9.1(c)(ii), then BancorpSouth shall pay to the Company (y) all documented expenses incurred by the Company in connection with the proposed transaction contemplated by this Agreement in immediately available funds; provided that the aggregate amount of all such expenses shall not exceed $250,000 (the “Company Expenses”), and (z) the sum of $750,000 (the “Company Termination Fee”).

(b) The payment of the Company Expenses and the Company Termination Fee shall be the Company’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.4. Notwithstanding the foregoing, no party shall be released from its obligations or any liability for fraud in respect, or breach, of this Agreement (nor may either party terminate this Agreement if it has committed such a breach) and the payment of the Company Termination Fee in accordance with this Section 9.4 shall be a cumulative remedy of the Company and not the exclusive remedy in the event of fraud in respect, or breach, of this Agreement by BancorpSouth.

(c) Any payment required by Section 9.4 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement.”

2. Applications; Regulatory Matters. Each of BancorpSouth and the Company hereby acknowledge and agree that (i) the withdrawal by BancorpSouth of the Applications, if necessary, (ii) the entry by any Governmental Body of a formal or informal enforcement action in respect of any matters set forth on Schedule A to this Amendment (the “Regulatory Matters”), (iii) the existence of the Regulatory Matters or the underlying facts thereof, or (iv) the actions taken by BancorpSouth in response thereto as of the date of this Amendment, shall not be deemed to constitute a breach of or an event of default under the Agreement or give rise to an event pursuant to which either BancorpSouth or the Company may terminate the Agreement. Subject to the Regulatory Matters, BancorpSouth hereby reaffirms its representations and warranties set forth in Section 4.5, Section 4.7 and Section 4.9 of the Agreement as of the date of this Amendment.

3. References. Each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

4. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement not expressly amended and or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

5. Controlling Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of Mississippi applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

6. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

BANCORPSOUTH, INC.

By:	/s/ James D. Rollins III
Name:	James D. Rollins III
Title:	Chairman of the Board and Chief Executive Officer

CENTRAL COMMUNITY CORPORATION

By:	/s/ Donald R. Grobowsky
Name:	Donald R. Grobowsky
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Amendment No. 1 to the Agreement and Plan of Reorganization]

SCHEDULE A

TO

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION